NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1

CORELOGIC REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS
Execution of Strategic Transformation Plan Drives Double-Digit Growth in Data & Analytics and Market Outperformance in Technology and Processing Solutions

•	Revenues of $349.4 million, up 0.4% despite an estimated 50% contraction in U.S. mortgage volumes
- Data & Analytics (D&A) up 14% fueled by growth in insurance, spatial solutions and international
- Technology and Processing Solutions (TPS) down 11% as share gains partially offset the impact of lower mortgage originations and discretionary spending.

•
Operating income from continuing operations totaled $42.1 million, a decrease of 11% reflecting the impact of lower U.S. mortgage volumes, acquisition-related costs, severance charges and stranded AMPS overhead costs.

•	Net income from continuing operations totaled $25.2 million. Diluted EPS from continuing operations totaled $0.27. Adjusted diluted EPS was $0.36.

•	Adjusted EBITDA totaled $94.1 million; adjusted EBITDA margin was 27%.

•	Company reduced debt by $51 million and repurchased 0.85 million common shares (1.1 million shares repurchased during the first half 2014).

Irvine, Calif., July 23, 2014 - CoreLogic (NYSE:CLGX), a leading global property information, analytics and data-enabled services provider, today reported financial results for the quarter ended June 30, 2014.

“CoreLogic delivered strong operating results in the second quarter despite the continuing contraction in U.S. mortgage volumes. We continued to scale and grow our D&A and TPS segments in line with our strategic business plan and we also invested in areas of strategic growth and operational excellence which we believe will provide sustainable, long-term value creation for our stakeholders," said Anand Nallathambi, President and Chief Executive Officer of CoreLogic. “As we move forward, we will continue to aggressively shift our business mix toward data-driven, subscription based models built around unique data sets, analytics and data-enabled services. The successful transformation of our business operations over the past three years has underpinned our consistent outperformance of the broader housing and mortgage markets and positions us for growth and margin expansion in the future.”

“We grew revenues and delivered strong margins and free cash flow in the second quarter. We also progressed our major operational initiatives, exceeded our cost reduction targets, reduced our debt and repurchased close to one million of our common shares,” added Frank Martell, Chief Operating and Financial Officer of CoreLogic. “Over the balance of 2014, we will remain focused on progressing our imperatives of growing our D&A segment to over 50% of our total revenues and ensuring that our TPS operations outperform their respective markets and are well-positioned to capitalize on a rebound in U.S. mortgage volumes from current trough levels.”

Second Quarter Financial Highlights

Second quarter revenues totaled $349.4 million, 0.4% higher than prior-year levels and a 13% increase from the first quarter of 2014. Year-on-year revenue gains were principally attributable to market share gains and acquisition-related revenues which offset the impact of an estimated 50% decline in U.S. mortgage origination volumes. D&A revenues of $174.1 million were 14% above prior year levels driven principally by higher insurance, spatial solutions, international and core property data revenues, which more than offset the impact of lower mortgage volumes, declines in specialty credit and multifamily tenant screening revenues and the exit of certain non-core product lines. TPS revenues fell 11% to $177.3 million year-over-year as the benefit of market share gains in payment processing were more than offset by the impact of contracting mortgage volumes and lower project-related document processing and retrieval revenues related to the transfer of mortgage servicing rights (MSRs) portfolios.

Operating income from continuing operations totaled $42.1 million for the second quarter, an 11% decrease from prior-year levels and a 208% increase from the first quarter of 2014. The year-over-year decrease in operating income was principally attributable to lower mortgage volumes and costs related to the ongoing execution of the Company’s strategic transformation program. Regarding the latter, during the second quarter of 2014 the Company incurred (1) costs associated with the acquisition and integration of Bank of America (BAC) tax services operations, Marshall & Swift/Boeckh (MSB) and DataQuick Information Systems (DQ) totaling $6.7 million, (2) cash and non-cash charges attributable to the Technology Transformation Initiative (TTI) of $5.3 million, (3) severance and other charges of $2.6 million related to the Company’s 2014 cost reduction program and (4) overhead costs previously allocated to the AMPS segment (stranded AMPS costs) of $2.4 million. Second quarter 2014 operating margin was 12% including the impact of approximately 487 basis points attributable to the transformation program costs discussed above.

Second quarter net income from continuing operations totaled $25.2 million compared with $32.0 million in the same 2013 period and a net loss from continuing operations of $3.9 million in the first quarter of 2014. The year-over-year decrease was driven primarily by the impact of lower mortgage volumes, higher interest expense and the transformation program costs discussed previously. Diluted EPS from continuing operations totaled $0.27 for the second quarter of 2014 compared with $0.33 in the second quarter of 2013. Adjusted diluted EPS totaled $0.36, down from $0.48 in the same 2013 period reflecting the impact of lower mortgage volumes, higher interest expense, integration and transition costs related to the BAC, MSB and DQ acquisitions as well as severance and stranded AMPS costs.

Adjusted EBITDA totaled $94.1 million in second quarter 2014 compared with $111.0 million in the same prior year period and $64.0 million in first quarter 2014. Second quarter 2014 adjusted EBITDA margin was 27%, compared with 32% in the second quarter of 2013. The year-over-year decrease in adjusted EBITDA was principally the result of lower mortgage volumes; one-time non-operating costs attributable to the BAC, MSB and DQ acquisitions and severance charges related to the Company’s 2014 cost reduction program which collectively totaled $8.2 million; cash charges related to TTI of $4.6 million, and the stranded AMPS costs of $2.4 million discussed previously. D&A adjusted EBITDA totaled $56.7 million, an 11% increase from 2013, as higher revenues in the insurance and spatial solutions and international operations more than offset the impact of lower mortgage loan application volumes and declines in specialty credit and tenant screening. TPS adjusted EBITDA decreased 37% to $47.2 million compared with prior-year levels driven primarily by lower market volumes and integration costs related to the acquisition of BAC's tax operation.

Operational Excellence Programs

During the fourth quarter of 2013, CoreLogic launched a cost reduction program designed to lower 2014 operating expenses by at least $25 million. Cost savings relate primarily to workforce reductions in corporate shared services and information technology (IT), the outsourcing of certain business process functions and cuts in spending on real estate and outside services. Severance charges and savings associated with this program totaled $2.6 million and $10.1 million, respectively, for the second quarter of 2014.

CoreLogic launched the TTI during mid-2012. The primary objective of the TTI is to convert the Company's existing technology infrastructure to a new platform which is expected to provide new functionality, increased performance and a reduction in application management and development costs commencing in the second half of 2015. Second quarter 2014 cash and non-cash charges related to TTI implementation totaled $5.3 million.

During the first half of 2014, the Company successfully completed the integration of BAC’s flood zone determination and tax services operations.

Liquidity and Capital Resources

At June 30, 2014, the Company had cash and cash equivalents of $140.9 million compared with $134.7 million at December 31, 2013. Total debt as of June 30, 2014 was approximately $1.5 billion, up $633.7 million from December 31, 2013. The increase in outstanding debt was primarily the result of the completion of the acquisition of MSB and DQ on March 25, 2014. As of June 30, 2014, the Company had available capacity on its revolving credit facility under the Credit Agreement of $365.0 million.

During the second quarter of 2014, the Company repaid approximately $51 million in term loan and revolving debt. The Company also repurchased 848,779 of its common shares for a total of $25.2 million during the second quarter. Through the first six months of 2014, the Company has repurchased approximately 1.1 million of its common shares.

Free cash flow (FCF) for the twelve months ended June 30, 2014 totaled $197.1 million, which represented 60% of adjusted EBITDA. Year-to-date 2014 FCF totaled $82.6 million or 52% of adjusted EBITDA. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. Net operating cash provided by continuing operations for the six months ended June 30, 2014 was $125.5 million.

2014 Financial Guidance (Continuing Operations)

Based on current market trends, the Company has reduced its full-year 2014 estimate for U.S. mortgage originations by ten percent to approximately $1 trillion. The impact of lower volumes of originations, as well as continuing headwinds in the U.S. housing market, and expected reductions in discretionary client spending is reflected in the following updated 2014 guidance: revenues; adjusted EBITDA and adjusted EPS of $1.33 to $1.37 billion, $335 to $360 million, and $1.25 to $1.40 per share, respectively.

Teleconference/Webcast

CoreLogic management will host a live webcast and conference call on Thursday, July 24, 2014, at 8:00 a.m. Pacific time (11:00 a.m. Eastern Time) to discuss these results. All interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com. Alternatively, participants may use the following dial-in numbers: 1-877-280-4953 for U.S./Canada callers or 857-244-7310 for international callers. The Conference ID for the call is 11918268.

Additional detail on the Company's second quarter results is included in the quarterly financial supplement, available on the Investor Relations page at http://investor.corelogic.com.

A replay of the webcast will be available on the CoreLogic investor website for 30 days and also through the conference call number 1-888-286-8010 for U.S./Canada participants or 617-801-6888 for international participants using Conference ID 8969743.

Media Contact: Alyson Austin, office phone: 949-214-1414, e-mail: alaustin@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading global property information, analytics and data-enabled services provider. The Company's combined data from public, contributory and proprietary sources includes over 3.5 billion records spanning more than 40 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, and the public sector. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed services. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk.

Headquartered in Irvine, Calif., CoreLogic operates in North America, Western Europe and Asia Pacific. For more information, please visit www.corelogic.com.

Safe Harbor / Forward Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's investment and strategic growth plans, such as plans to transform to a higher-growth, higher-margin company through enhancements to its business operations, growing D&A to over 50% of revenues, cost productivity and the TTI; the Company's overall financial performance, including future revenue and profit growth and market position, and the Company's margin and cash flow profile; the Company's full-year expected results and updated 2014 financial guidance; mortgage and housing market trends, including mortgage origination and mortgage delinquency volumes; the anticipated benefits of the acquisitions of MSB, DQ, and Bank of America's flood and tax processing operations to the Company's financial results; and our plans to reduce our outstanding debt and continue to return capital to shareholders through our share repurchase program. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include failure to successfully integrate the operations, technology, infrastructure and employees of MSB and DQ; and the additional risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as amended or updated by our Quarterly Reports on Form 10-Q. These additional risks and uncertainties include but are not limited to: limitations on access to or increase in prices for data from external sources, including government and public record sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; compromises in the security of our data, including the transmission of confidential information or systems interruptions; difficult conditions in the mortgage and consumer lending industries and the economy generally; our ability to protect proprietary rights; our TTI and growth strategies and our ability to effectively and efficiently implement them; risks related to the outsourcing of services and international operations; our indebtedness and the restrictions in our various debt agreements; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; the inability to control the dividend policies of our partially-owned affiliates; and impairments in our goodwill or other intangible assets. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
This press release contains certain non-GAAP financial measures which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the most directly comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included in this press release. The Company is not able to provide a reconciliation of projected adjusted EBIDTA or projected adjusted earnings per share, where provided, to expected results due to the unknown effect, timing and potential significance of special charges or gains.
The Company believes that its presentation of non-GAAP measures, such as adjusted EBITDA, adjusted EPS and FCF, provides useful supplemental information to investors and management regarding CoreLogic's financial condition and results. Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, non-cash stock compensation, non-operating gains/losses and other one-time adjustments plus pretax equity in earnings of affiliates. Adjusted net income is defined as income from continuing operations before equity earnings of affiliates, adjusted for non-cash stock compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments plus pretax equity in earnings of affiliates, tax affected at an assumed effective tax rate of 38% for 2014 and 40% for all periods prior to 2014. Adjusted EPS is derived by dividing adjusted net income by diluted weighted average shares. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. Other firms may calculate non-GAAP measures differently than CoreLogic, which limits comparability between companies.

(Additional Financial Data Follow)

CORELOGIC, INC.
CONSOLIDATED INCOME STATEMENTS
UNAUDITED

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2014	2013	2014	2013
Operating revenues	$349,421	$348,201	$659,838	$679,501
Cost of services (excluding depreciation and amortization shown below)	182,222	168,060	359,603	335,689
Selling, general and administrative expenses	89,763	98,476	179,709	180,667
Depreciation and amortization	35,333	34,154	64,772	68,295
Total operating expenses	307,318	300,690	604,084	584,651
Operating income	42,103	47,511	55,754	94,850
Interest expense:
Interest income	1,041	685	2,213	1,409
Interest expense	17,321	12,438	34,149	24,814
Total interest expense, net	(16,280)	(11,753)	(31,936)	(23,405)
Gain on investments and other, net	6,992	393	2,642	1,734
Income from continuing operations before equity in earnings of affiliates and income taxes	32,815	36,151	26,460	73,179
Provision for income taxes	11,305	13,529	10,942	27,751
Income from continuing operations before equity in earnings of affiliates	21,510	22,622	15,518	45,428
Equity in earnings of affiliates, net of tax	3,874	9,347	6,257	18,132
Net income from continuing operations	25,384	31,969	21,775	63,560
(Loss)/income from discontinued operations, net of tax	(9,165)	11,581	(8,082)	15,277
Loss from sale of discontinued operations, net of tax	—	—	—	(1,744)
Net income	16,219	43,550	13,693	77,093
Less: Net income/(loss) attributable to noncontrolling interests	230	—	495	(26)
Net income attributable to CoreLogic	$15,989	$43,550	$13,198	$77,119
Amounts attributable to CoreLogic stockholders:
Net income from continuing operations	$25,154	$31,969	$21,280	$63,586
(Loss)/income from discontinued operations, net of tax	(9,165)	11,581	(8,082)	15,277
Loss from sale of discontinued operations, net of tax	—	—	—	(1,744)
Net income attributable to CoreLogic	$15,989	$43,550	$13,198	$77,119
Basic income/(loss) per share:
Net income from continuing operations	$0.27	$0.33	$0.23	$0.66
(Loss)/income from discontinued operations, net of tax	(0.10)	0.12	(0.09)	0.16
Loss from sale of discontinued operations, net of tax	—	—	—	(0.02)
Net income attributable to CoreLogic	$0.17	$0.45	$0.14	$0.80
Diluted income/(loss) per share:
Net income from continuing operations	$0.27	$0.33	$0.23	$0.65
(Loss)/income from discontinued operations, net of tax	(0.10)	0.12	(0.09)	0.16
Loss from sale of discontinued operations, net of tax	—	—	—	(0.02)
Net income attributable to CoreLogic	$0.17	$0.45	$0.14	$0.79
Weighted-average common shares outstanding:
Basic	91,750	95,516	91,591	96,315
Diluted	93,062	97,180	93,235	98,120

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in thousands, except par value)	June 30,	December 31,
Assets	2014	2013
Current assets:
Cash and cash equivalents	$140,909	$134,741
Marketable securities	22,299	22,220
Accounts receivable (less allowance for doubtful accounts of $11,912 and $12,930 as of June 30, 2014 and December 31, 2013, respectively)	197,662	196,282
Prepaid expenses and other current assets	50,861	50,674
Income tax receivable	—	13,516
Deferred income tax assets, current	88,995	86,158
Assets of discontinued operations	132,246	138,023
Total current assets	632,972	641,614
Property and equipment, net	372,846	195,645
Goodwill, net	1,774,013	1,390,674
Other intangible assets, net	297,039	175,808
Capitalized data and database costs, net	341,563	330,188
Investment in affiliates, net	103,346	95,343
Restricted cash	12,544	12,050
Other assets	164,445	162,033
Total assets	$3,698,768	$3,003,355
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$160,652	$154,526
Accrued salaries and benefits	74,184	101,715
Deferred revenue, current	252,093	223,323
Income taxes payable	35,000	—
Current portion of long-term debt	33,339	28,154
Liabilities of discontinued operations	42,358	30,309
Total current liabilities	597,626	538,027
Long-term debt, net of current	1,440,262	811,776
Deferred revenue, net of current	362,444	377,086
Deferred income tax liabilities, long term	103,184	74,308
Other liabilities	134,481	147,583
Total liabilities	2,637,997	1,948,780

Redeemable noncontrolling interests	10,669	10,202

Equity:
CoreLogic stockholders' equity:
Preferred stock, $0.00001 par value; 500 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00001 par value; 180,000 shares authorized; 91,133 and 91,254 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	1	1
Additional paid-in capital	645,338	672,165
Retained earnings	439,020	425,796
Accumulated other comprehensive loss	(34,257)	(53,589)
Total equity	1,050,102	1,044,373
Total liabilities and equity	$3,698,768	$3,003,355

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
UNAUDITED

	For the Six Months Ended
	June 30,
(in thousands)	2014	2013
Cash flows from operating activities:
Net income	$13,693	$77,093
Less: (Loss)/income from discontinued operations, net of tax	(8,082)	15,277
Less: Loss from sale of discontinued operations, net of tax	—	(1,744)
Net income from continuing operations	21,775	63,560
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	64,772	68,295
Provision for bad debt and claim losses	6,958	8,469
Share-based compensation	15,504	16,711
Excess tax benefit related to stock options	(6,275)	(2,652)
Equity in earnings of affiliates, net of taxes	(6,257)	(18,132)
Gain on sale of property and equipment	(24)	—
Loss on early extinguishment of debt	763	—
Deferred income tax	3,603	3,737
Gain on investments and other, net	(2,642)	(1,734)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	9,681	(11,324)
Prepaid expenses and other current assets	1,916	(1,463)
Accounts payable and accrued expenses	(27,884)	(32,863)
Deferred revenue	(12,956)	26,014
Income taxes	44,723	11,878
Dividends received from investments in affiliates	26,052	23,868
Other assets and other liabilities	(14,235)	(19,624)
Net cash provided by operating activities - continuing operations	125,474	134,740
Net cash provided by operating activities - discontinued operations	10,059	30,458
Total cash provided by operating activities	$135,533	$165,198
Cash flows from investing activities:
Purchases of capitalized data and other intangible assets	$(16,533)	$(18,928)
Purchases of property and equipment	(26,296)	(34,410)
Cash paid for acquisitions, net of cash acquired	(670,036)	(6,852)
Purchases of investments	—	(2,351)
Cash received from sale of discontinued operations	—	2,263
Proceeds from sale of property and equipment	36	—
Change in restricted cash	(494)	2,093
Net cash used in investing activities - continuing operations	(713,323)	(58,185)
Net cash used in investing activities - discontinued operations	—	(253)
Total cash used in investing activities	$(713,323)	$(58,438)
Cash flows from financing activities:
Proceeds from long-term debt	$690,017	$551
Debt issuance costs	(14,042)	—
Repayment of long-term debt	(56,550)	(4,423)
Proceeds from issuance of stock related to stock options and employee benefit plans	4,440	7,119
Minimum tax withholding paid on behalf of employees for restricted stock units	(15,034)	(6,680)
Shares repurchased and retired	(32,041)	(75,676)
Excess tax benefit related to stock options	6,275	2,652
Net cash provided by/(used in) financing activities - continuing operations	583,065	(76,457)
Net cash provided by financing activities - discontinued operations	—	—
Total cash provided by/(used in) financing activities	$583,065	$(76,457)
Effect of exchange rate on cash	903	(2,574)
Net increase in cash and cash equivalents	6,178	27,729
Cash and cash equivalents at beginning of period	134,741	151,986
Less: Change in cash and cash equivalents - discontinued operations	10,059	30,205
Plus: Cash swept from discontinued operations	10,049	28,471
Cash and cash equivalents at end of period	$140,909	$177,981

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EBITDA

	For the Three Months Ended June 30, 2014
(in thousands)	D&A	TPS	Corporate	Elim	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$28,870	$39,571	$(35,626)	$—	$32,815
Pretax equity in earnings	(202)	6,409	66	—	6,273
Depreciation & amortization	26,329	6,065	2,939	—	35,333
Total interest expense	(21)	73	16,228	—	16,280
Stock-based compensation	1,699	1,121	4,759	—	7,579
Non-operating investment (gains)/losses	—	(6,012)	—	—	(6,012)
Efficiency investments	—	—	694	—	694
Transaction Costs	—	—	1,118	—	1,118
Adjusted EBITDA	$56,675	$47,227	$(9,822)	$—	$94,080

	For the Three Months Ended June 30, 2013
(in thousands)	D&A	TPS	Corporate	Elim	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$30,013	$50,474	$(44,336)	$—	$36,151
Pretax equity in earnings	546	14,415	174	—	15,135
Depreciation & amortization	19,141	7,280	7,733	—	34,154
Total interest expense	(133)	136	11,750	—	11,753
Stock-based compensation	1,542	2,509	4,559	—	8,610
Efficiency investments	—	—	1,013	—	1,013
Spin & legacy corporate costs	—	—	4,151	—	4,151
Adjusted EBITDA	$51,109	$74,814	$(14,956)	$—	$110,967

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED DILUTED EPS

	For the Three Months Ended June 30, 2014
(in thousands, except per share amounts)	D&A	TPS	Corporate	Elim	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$28,870	$39,571	$(35,626)	$—	$32,815
Pretax equity in earnings	(202)	6,409	66	—	6,273
Stock-based compensation	1,699	1,121	4,759	—	7,579
Non-operating investment (gains)/losses	—	(6,012)	—	—	(6,012)
Efficiency investments	—	—	694	—	694
Transaction costs	—	—	1,118	—	1,118
Amortization of acquired intangibles	7,308	2,671	—	—	9,979
Depreciation of certain acquired proprietary technology included in property and equipment	2,635	—	—	—	2,635
Adjusted pretax income from continuing operations	$40,310	$43,760	$(28,989)	$—	$55,081
Tax provision (38% rate)					20,931
Less: Net income attributable to noncontrolling interests					230
Adjusted net income attributable to CoreLogic					$33,920
Weighted average diluted common shares outstanding					93,062
Adjusted diluted EPS					$0.36

	For the Three Months Ended June 30, 2013
(in thousands, except per share amounts)	D&A	TPS	Corporate	Elim	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$30,013	$50,474	$(44,336)	$—	$36,151
Pretax equity in earnings	546	14,415	174	—	15,135
Stock-based compensation	1,542	2,509	4,559	—	8,610
Efficiency investments	—	—	1,013	—	1,013
Spin & legacy corporate costs	—	—	4,151	—	4,151
Accelerated depreciation on TTI	—	—	4,375	—	4,375
Amortization of acquired intangibles	4,974	3,641	—	—	8,615
Adjusted pretax income from continuing operations	$37,075	$71,039	$(30,064)	$—	$78,050
Tax provision (40% rate)					31,220
Adjusted net income attributable to CoreLogic					$46,830
Weighted average diluted common shares outstanding					97,180
Adjusted diluted EPS					$0.48

CORELOGIC, INC.
RECONCILIATION TO FREE CASH FLOW

Twelve Months Ended June 30, 2014
Net cash provided by operating activities - continuing operations	$293,147
Purchases of capitalized data and other intangible assets	(35,446)
Purchases of property and equipment	(60,626)
Free Cash Flow	$197,075